     As filed with the Securities and Exchange Commission on April 30, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                ----------------


                                  Knology, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                    58-2424258
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

      1241 O.G. Skinner Drive
        West Point, Georgia                                31833
(Address of principal executive offices)                 (Zip code)

                                 (706) 645-8553
              (Registrant's telephone number, including area code)

          Copies of notices and other communications should be sent to:

       Chad S. Wachter                                  David E. Brown, Jr.
        Knology, Inc.                                    Alston & Bird LLP
   1241 O.G. Skinner Drive                          601 Pennsylvania Avenue, NW
  West Point, Georgia 31833                          North Building, 10th Floor
                                                       Washington, DC 20004

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None.

        Securities to be registered pursuant to Section 12(g) of the Act:

                    Series A Preferred Stock, $0.01 par value
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Business.

         The information required by this item is contained in Item 1 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

Item 2.     Financial Information.

         The information required by this item is contained in Item 6, Item 7, and Item 7A of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such items are incorporated herein by reference.

Item 3.     Properties.

         The information required by this item is contained in Item 2 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

Item 4.     Security Ownership of Certain Beneficial Owners and Management.

         The following table sets forth certain information as of April 16, 2002 regarding beneficial ownership of our voting capital stock:

         . each person known by us to beneficially own more than 5% of our outstanding voting capital stock,

         . each of our named executive officers,

         . each of our directors, and

         . all of our directors and executive officers as a group.

         Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833.

                                     SERIES A PREFERRED             SERIES B PREFERRED           SERIES C PREFERRED
                                  ---------------------------------------------------------------------------------------
                                       (1)                         (1)                           (1)
                                   AMOUNT AND        (2)        AMOUNT AND       (2)         AMOUNT AND        (2)
                                    NATURE OF      PERCENT      NATURE OF       PERCENT       NATURE OF      PERCENT
 NAME AND ADDRESS OF               BENEFICIAL      OF SERIES    BENEFICIAL     OF SERIES      BENEFICIAL     OF SERIES
 BENEFICIAL OWNER (1)               OWNERSHIP       STOCK       OWNERSHIP       STOCK         OWNERSHIP       STOCK
-------------------------------------------------------------------------------------------------------------------------
5% SHAREHOLDERS
 SCANA Communications, Inc (4)      7,234,271       14.2%               -          -          8,333,333        22.4%
 AT&T Ventures Fund (5)             4,267,800        8.4%         421,052         2.0%                -          -
 J. H. Whitney (6)                          -         -         8,421,053        39.8%        3,333,333        9.0%
 The Blackstone Group (7)                   -         -         6,315,789        29.8%        2,666,667        7.2%
 South Atlantic Private Equity
   Funds (8)                        3,356,443        6.6%       1,578,947         7.5%          666,667        1.8%

 American Water Works, Inc. (9)     3,820,943        7.5%               -          -                  -          -
 First Union Capital Partners
   2001, L.L.C. (10)                        -         -         2,105,263         9.9%          333,333          *
 PNC Venture Corporation (11)               -         -                 -          -          3,333,333        9.0%
 ITC Telecom Ventures, Inc. (12)            -         -                 -          -          8,333,333        22.4%
 William E. Morrow (13)                13,527         *                 -          -                  -          -
Felix K. Boccucci, Jr. (14)              352         *             4,200          *                  -          -
 Marcus R. Luke (15)                   26,898         *             1,600          *                  -          -
 O. Gene Gabbard (16)                 305,263         *                 -          -                  -          -
 Chad S. Wachter (17)                       -         -            10,500          *                  -          -


EXECUTIVE OFFICERS

 Rodger L. Johnson (18)                     -         -            10,000          *                  -          -
 Robert K. Mills (19)                   3,929         *             3,200          *                  -          -
 Anthony J. Palermo (20)                    -         -            10,000          *                  -          -
 Thomas P. Barrett (21)                     -         -                 -          -                  -          -
 Bret T. McCants (22)                   5,454         *                 -          -                  -          -


DIRECTORS

 Campbell B. Lanier (23)            9,323,399       18.2%               -          -            333,333          *
 Richard Bodman (5) (24)            4,267,800        8.4%         185,684          *                  -          -
 Alan A. Burgess (25)                       -         -                 -          -                  -          -
 Donald W. Burton (7) (26)          3,575,831        7.0%       1,789,473         8.4%        1,333,334        3.6%
 L. Charles Hilton, Jr. (27)          377,197         *                 -          -                  -          -
 Bret Pearlman (8)                          -         -         6,315,789        29.8%        2,666,667        7.2%
 William H. Laverack, Jr. (6)               -         -         8,421,053        39.8%        3,333,333        9.0%
 William H. Scott III (28)          1,236,933        2.4%               -          -                  -          -
 Donald W. Weber (29)                 103,095         *                 -          -                  -          -
    All Named Executive Officers
    and Directors as a Group
    (14 persons)
                                   18,893,638       36.8%      16,735,199        79.0%        7,666,667        20.6%

* Less than 1%

                                                         COMMON                   AS CONVERTED (3)
                                              --------------------------------------------------------------
                                                     (1)                          (1)
                                                 AMOUNT AND        (2)         AMOUNT AND          (2)
                                                 NATURE OF       PERCENT       NATURE OF         PERCENT
 NAME AND ADDRESS OF                             BENEFICIAL     OF SERIES      BENEFICIAL       OF SERIES
 BENEFICIAL OWNER (1)                            OWNERSHIP       STOCK         OWNERSHIP          STOCK
------------------------------------------------------------------------------------------------------------
5% SHAREHOLDERS
 SCANA Communications, Inc (4)                          -           -          15,835,996         13.0%
 AT&T Ventures Fund (5)                                 -           -           5,052,029          4.1%
 J. H. Whitney (6)                                      -           -          15,851,229         13.0%
 The Blackstone Group (7)                               -           -          12,055,087          9.9%
 South Atlantic Private Equity
   Funds (8)                                            -           -           6,494,739          5.3%
 American Water Works, Inc. (9)                         -           -           3,962,700          3.2%
 First Union Capital Partners
   2001, L.L.C. (10)                                    -           -           3,462,807          2.8%
 PNC Venture Corporation (11)                           -           -           3,333,333          2.7%
 ITC Telecom Ventures, Inc. (12)                        -           -           8,333,333          6.8%
 William E. Morrow (13)                           345,000         68.6%           359,029           *
Felix K. Boccucci, Jr. (14)                       129,196         20.4%           265,000           *
 Marcus R. Luke (15)                              145,833         22.6%           331,524           *
 O. Gene Gabbard (16)                             187,290         27.1%           762,357           *
 Chad S. Wachter (17)                             132,647         20.9%           280,902           *


EXECUTIVE OFFICERS

 Rodger L. Johnson (18)                         1,367,340         73.1%         2,749,545          2.2%
 Robert K. Mills (19)                             220,196         30.5%           449,224           *
 Anthony J. Palermo (20)                          223,148         30.7%           461,161           *
 Thomas P. Barrett (21)                           221,409         30.6%           442,818           *
 Bret T. McCants (22)                             231,151         31.5%           467,958           *


DIRECTORS

 Campbell B. Lanier (23)                           33,201         6.2%         10,159,340          8.3%
 Richard Bodman (5) (24)                           33,200         6.2%          4,768,555          3.9%
 Alan A. Burgess (25)                              33,201         6.2%             66,402           *
 Donald W. Burton (7) (26)                         33,201         6.2%          7,822,489          6.4%
 L. Charles Hilton, Jr. (27)                       33,201         6.2%            457,593           *
 Bret Pearlman (8)                                      -           -          12,055,087          9.9%
 William H. Laverack, Jr. (6)                           -           -          15,851,229         13.0%
 William H. Scott III (28)                         33,201         6.2%          1,421,304          1.2%
 Donald W. Weber (29)                              33,201         6.2%            195,963           *
    All Named Executive Officers
    and Directors as a Group
    (14 persons)
                                                2,495,650         69.5%        57,368,667         45.7%

-------------
*     Less than 1%

(1) A person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from April 16, 2002. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from April 16, 2002 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3) "As converted" amounts assume that the shares of Series A preferred stock, Series B preferred stock and Series C preferred stock are converted to common stock. Each share of Series A preferred stock converts into 1.0371 shares of common stock; each shares of Series B preferred stock converts into 1.4865 shares of common stock; and each share of Series C preferred stock converts into one share of common stock.

(4) The address of SCANA Communications Holdings, Inc. is 200 West Ninth Street Plaza, Suite 600 Wilmington, Delaware 19801.

(5) The address of each of the AT&T venture funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 325,800 shares of Series A preferred stock and 20,632 shares of Series B preferred stock held by Venture Fund I, L.P., of which Venture Management I, a general partnership, is the general partner, of which Mr. Bodman is the managing general partner; 2,931,600 shares of Series A preferred stock and 185,684 shares of Series B preferred stock held by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; 153,600 shares of Series A preferred stock and 32,677 shares of Series B preferred stock held by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and 856,800 shares of Series A preferred stock and 182,059 shares of Series B preferred stock held by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T venture funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(6) The address of J. H. Whitney IV, L.P. is 177 Broad Street, Stamford, CT 06901. The general partner of J. H. Whitney IV, L.P. is J. H. Whitney Equity Partners IV, LLC, of which William Laverack, Jr. is the managing member.

(7) The address of Blackstone Management Associates III L.L.C. is 345 Park Avenue, 31st Floor, New York, New York 10154. Includes 5,029,244 shares of Series B preferred stock and 2,123,459 shares of Series C preferred stock held by Blackstone CCC Capital Partners L.P., 907,598 shares of Series B preferred stock and 383,208 shares of Series C preferred stock held by Blackstone CCC Offshore Capital Partners L.P. and 378,947 shares of Series B preferred stock and 160,000 shares of Series C preferred stock held by Blackstone Family Investment Partnership III L.P., for each of which Blackstone Management Associates III L.L.C. is the general partner and of which Bret Pearlman is a member.

(8) The address of each entity comprising South Atlantic is 614 West Bay Street, Tampa, Florida 33606. Includes 1,685,251 shares of Series A preferred stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner; and 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(9)   The address of American Water Works Company, Inc. is 1025 Laurel Oak Road,
      P. O. Box 1770, Voorhees, NJ 08043.

(10) The address of First Union Capital Partners 2001, L.L.C. is 301 South College Street, NC0732, Charlotte, NC 28288-0732.

(11) The address of PNC Venture Corporation is 3150 CNG Tower, Pittsburgh, PA 15222.

(12) The address of ITC Telecom Ventures, Inc. is 3300 20th Avenue, Valley, AL 36854.

(13) The address of Mr. William E. Morrow is 401 Carlson Circle, San Marcos TX 78666.

(14) Includes 129,196 shares of common stock issuable under options and 218 shares of Series A preferred stock owned by his wife.

(15) Includes 13,098 shares of Series A preferred stock issuable under options and 141,833 shares of common stock issuable under options.

(16) The address of Mr. Gabbard is 102 Marseille Place, Cary, NC 27511. Includes 68,642 shares of Series A preferred stock issuable under options and 187,290 shares of common stock issuable under options.

(17)  Includes 132,647 shares of common stock issuable under options.

(18)  Includes 1,367,340 shares of common stock issuable under options.

(19)  Includes 220,196 shares of common stock issuable under options.

(20)  Includes 223,148 shares of common stock issuable under options.

(21)  Includes 221,409 shares of common stock issuable under options.

(22)  Includes 231,151 shares of common stock issuable under options.

(23) Includes 121,958 shares of Series A preferred stock held by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. C. Lanier, III is trustee; 136,419 shares of Series A preferred stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. C. Lanier, III is trustee; 56,759 shares of Series A preferred stock held by the Lanier Family Foundation, of which Mr. C. Lanier, III is co-trustee; and 392 shares of Series A preferred stock held by Mr. C. Lanier, III's wife. Also includes 87,077 shares of Series A preferred stock issuable under options and 33,201 shares of common stock issuable under options.

(24)  Includes 33,200 shares of common stock issuable under options.

(25)  Includes 33,201 shares of common stock issuable under options.

(26) The address of Mr. Burton and of each entity comprising South Atlantic is 614 West Bay Street, Tampa, Florida 33606. Includes 117,784 shares of Series A preferred stock, 52,631 shares of Series B preferred stock and 133,333 shares of Series C preferred stock held by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 157,895 shares of Series B preferred stock and 533,334 shares of Series C preferred stock held by The Burton Partnership (QP), Limited Partnership, of which Mr. Burton is the sole general partner; 1,685,251 shares of Series A preferred stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner; and 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund. Also includes 49,336 shares of Series A preferred stock held by four Burton Family trusts of which Mr. Burton is trustee.

      Includes 52,268 shares of Series A preferred stock issuable under options and 33,201 shares of common stock issuable under options.

(27)  Includes 33,201 shares of common stock issuable under options.

(28) Includes 44,857 shares of Series A preferred stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott's wife is trustee; 87,322 shares of Series A preferred stock held by The Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 161,149 shares of Series A preferred stock held by The Campbell B. Lanier, III Charitable Remainder Trust; 129,305 shares of Series A preferred stock held by the William H. Scott III 2000 Annuity Trust; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO John Davis Scott U/A 4/26/91; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO Mary Martha Scott U/A 4/26/91; and 2,510 shares of Series A preferred stock held by Martha Jernigan Scott. Also includes 69,500 shares of Series A preferred stock issuable under options and 33,201 shares of common stock issuable under options.

(29) Includes 81,264 shares of Series A preferred stock held by Turtlecreek Limited Partnership, of which Mr. Weber is the sole general partner. Includes 21,831 shares of Series A preferred stock issuable under options and 33,201 shares of common stock issuable under options.

Item 5.    Directors and Executive Officers.

         The information required by this item is contained in Item 10 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

         Additionally, Donald W. Weber resigned from our board of directors effective April 24, 2002.

Item 6.    Executive Compensation.

         The information required by this item is contained in Item 11 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

Item 7.    Certain Relationships and Related Transactions.

         The information required by this item is contained in Item 13 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

Item 8.    Legal Proceedings.

         The information required by this item is contained in Item 3 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

         Our stock is not traded on any exchange or quoted on the Nasdaq or any other established trading market. No market makers currently make a market in our stock and we do not plan to engage a market maker. Therefore, there is no established public trading market and no high and low bid information or quotations available. We do not expect that an active trading market will develop in the near future.

         As of April 16, 2002, we had 502,594 shares of common stock outstanding held of record by approximately 88 stockholders, 51,011,530 shares of Series A preferred stock outstanding held of record by approximately 594 stockholders, 21,180,131 shares of Series B preferred stock outstanding held of record by approximately 30 stockholders, and 37,219,562 shares of Series C preferred stock outstanding held of record by approximately 110 stockholders.

         As we are a holding company, our ability to pay cash dividends depends on our receiving cash dividends, advances and other payments from our subsidiaries. While two of our subsidiaries, Interstate Telephone Company and Valley Telephone Co., Inc., have declared dividends to their former parent company, ITC Holding Company, Inc., in the past, we plan to retain earnings in the foreseeable future to finance the expansion of our operations. Additionally, our loan agreement with CoBank, ACB limits the ability of Interstate and Valley to declare dividends to us. Our ability to pay dividends will also be limited by the terms of the indenture covering long-term debt of our subsidiary Knology Broadband, Inc., our existing credit facilities or any new credit facility into which we may enter. To the extent permitted by the terms of our existing credit facilities and indenture or any new credit facility into which we may enter, future declaration and payment of dividends, if any, will be determined based on the then-current conditions, including our earnings, operations, capital requirements, financial condition and other factors the board of directors deems relevant. See "Item 2 - Financial Information." No series of our preferred stock bears a dividend at a stated rate. The Series A preferred stock, Series B preferred stock and Series C preferred stock will be entitled to receive, on a pari passu basis, but prior to the common stock, dividends and distributions when, as and if declared by our board of directors.

Item 10.    Recent Sales of Unregistered Securities.

         In November 1999, we completed an exchange with Knology Broadband, Inc. (formerly Knology Holdings, Inc.) stockholders, including AT&T venture funds and SCANA Communications, in which we exchanged our common stock and Series A preferred stock for Knology Broadband common stock and preferred stock. Through this exchange offering, we acquired 7,113 shares of preferred stock of Knology Broadband from AT&T venture funds for 4,267,800 shares of our Series A preferred stock and 753 shares of preferred stock of Knology Broadband from SCANA Communications for 451,800 shares of our Series A preferred stock. In November 1999, we also issued 43,211,531 shares of our Series A preferred stock to ITC Holding in exchange for ITC Holding contributing to us:

         .  stock representing 85% of the outstanding equity of Knology
            Broadband;

         . stock representing 100% of each of Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe, which together provide telephone, cable and Internet access services in western Georgia and eastern Alabama;

         .  a note of Knology Broadband in the amount of $9,641,189; and

         . 272,832 shares of preferred stock of ClearSource, Inc., and subscription rights to purchase an additional 810,501 shares of preferred stock of ClearSource in future ClearSource financings, together with cash in the amount of $5.6 million to be used to make the subscription payments. ClearSource is a company planning to operate broadband systems in Texas and other southern or mid-western states similar to our services in the southeast. Currently, our investment in ClearSource represents approximately 18% ownership interest in this company.

         The shares of Series A preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a public offering in which (1) if the offering is completed in 2002, the price per share is $5.00; and if the offering is completed in 2003 or thereafter, the price per share is $6.00, (2) the gross proceeds to us are at least $50 million and (3) the common stock sold in the offering is listed on the Nasdaq National Market or on a national securities exchange. The shares are convertible into shares of common stock on a one-to-1.0371 basis, subject to customary anti-dilution adjustments.

         In November 1999, we also completed the exchange of warrants to purchase shares of Knology Broadband preferred stock for warrants to purchase 994,961 shares of our Series A preferred stock. The warrants may be exercised at any time at an exercise price of $.01 per share. The warrants expire on October 21, 2007.

         On February 7, 2000, we completed a private placement of 21,180,131 shares of our Series B preferred stock to a small group of institutional investors and certain of our executive officers for approximately $100.6 million. The shares of Series B preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a public offering in which (1) if the offering is completed in 2002, the price per share is $5.00; and if the offering is completed in 2003 or thereafter, the price per share is $6.00, (2) the gross proceeds to us are at least $50 million and (3) the common stock sold in the offering is listed on the Nasdaq National Market or on a national securities exchange. The shares are convertible into shares of common stock on a one-to-1.4865 basis, subject to customary anti-dilution adjustments.

         On January 12, 2001, we completed a private placement of 31,166,667 shares of our Series C preferred stock to a certain of our existing investors and a small group of new accredited investors for approximately $93.5 million. On March 30, 2001, we completed another private placement of 1,885,996 shares of Series C preferred stock to a small group of accredited investors for approximately $5.7 million. On April 13, 2001, we completed a private placement of 2,621,930 shares of Series C preferred stock to a small group of accredited investors for approximately $7.9 million. On June 29, 2001, we completed a private placement of 1,544,970 shares of Series C Preferred Stock to a small group of accredited investors and existing investors for approximately $4.6 million.

         The shares of Series C preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a public offering in which (1) if the offering is completed in 2002, the price per share is $5.00; and if the offering is completed in 2003 or thereafter, the price per share is $6.00, (2) the gross proceeds to us are at least $50 million and (3) the common stock sold in the offering is listed on the Nasdaq National

Market or on a national securities exchange. The shares are convertible into shares of common stock on a one-to-one basis, subject to customary anti-dilution adjustments.

         The issuances of securities described above were made in reliance on exemptions from registration provided by Section 4(2) or Rule 506 under the Securities Act, as amended, as transactions by an issuer not involving any public offering. The persons and entities acquiring securities in the transactions represented their intention to acquire the securities for investment only and not with a view to or for distribution in connection with such transactions, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about our company, through their relationship with us or through information about us made available to them.

Item 11.   Description of Registrant's Securities to be Registered.

         The following summary description of our capital stock is subject to the provisions of our amended and restated certificate of incorporation and our bylaws and the provisions of applicable law. Pursuant to this Form 10, we are registering the Series A Preferred Stock, discussed below.

Authorized and Outstanding Capital Stock
----------------------------------------

         We currently have 200,000,000 shares of common stock authorized, of which 502,594 shares were issued and outstanding as of April 16, 2002. We also currently have 175,000,000 shares of preferred stock authorized, of which 56,000,000 shares are designated as Series A preferred stock, 21,180,131 shares are designated as Series B preferred stock, and 60,000,000 shares are designated as Series C preferred stock. As of April 16, 2002, we had 51,011,130 shares of Series A preferred stock issued and outstanding, 21,180,131 shares of Series B preferred stock issued and outstanding, and 37,219,562 shares of Series C preferred stock issued and outstanding.

Series A Preferred Stock

         Voting Rights. Except as otherwise required by law, the holders of
         -------------
shares of our Series A preferred stock are entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Holders of our Series A preferred stock vote together with the holders of our common stock on an as-converted basis. In addition, holders of Series A preferred stock are entitled to vote as a separate class on the following matters:

         . the authorization or issuance of any additional shares of stock or securities convertible into stock with rights, preferences or privileges that are superior to or on parity with the Series A preferred stock, other than shares of our Series B preferred stock;

         . issuances of additional shares of Series A preferred stock other than shares issued pursuant to the exercise of outstanding options or warrants to purchase shares of Series A preferred stock;

         . the voluntary dissolution, liquidation or winding up of our company; and

         . any amendment to our amended and restated certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series A preferred stock.

         In addition, any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control requires the approval of 75.0% of the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, or a majority of each, voting as separate classes.

         Liquidation Rights. In the event of any dissolution, liquidation or
         ------------------
winding up of our company, whether voluntary or involuntary, following any required prior distributions or payments for any other series of preferred stock, the holders of shares of our Series A preferred stock are entitled to receive, out of our assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had such holder's Series A preferred stock been converted into common stock immediately before the liquidation event.

         This distribution must be paid after any distribution with respect to the Series B preferred stock and the Series C preferred stock but prior to any distribution with respect to the common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series A preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series A preferred stock ratably on a per share basis.

         Dividends. The holders of our Series A preferred stock and
         ---------
simultaneously with the holders of our Series B preferred stock and Series C preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series A preferred stock while there is any arrearage in the payment of dividends.

         Conversion Into Common Stock. The Series A preferred stock is
         ----------------------------
convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series A preferred stock held. The conversion rate is the quotient obtained by dividing the Series A preferred stock issue price by the conversion price. The Series A preferred stock issue price is $4.75, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series A preferred stock. The conversion price is currently $4.58, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price of the Series B preferred stock then in effect. As a result, each share of our Series A preferred stock is currently convertible into 1.0371 shares of our common stock. The shares of Series A preferred stock will automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified public offering of common stock, which is defined in our amended and restated certificate to mean a firm-commitment, underwritten registered offering of our common stock in which:

         . the per share price meets the following criteria (in each case as adjusted for stock splits, stock combinations, stock dividends or similar transactions): (i) if the offering is completed in 2002, the per share price to the public is at least $5.00, and (ii) if the offering is completed in 2003 or thereafter, the per share price to the public is $6.00;

         . the gross cash proceeds to us (before underwriting discounts, commissions and fees) are at least $50,000,000; and

         . the common stock is listed for quotation on the Nasdaq National Market or on a national securities exchange.

         In addition to the shares of Series A Preferred Stock being registered pursuant to this Form 10, we have the following authorized preferred stock and common stock.

Series B Preferred Stock
------------------------

         Our Series B preferred stock has substantially the same rights, restrictions, preferences and designations as our Series A preferred stock, other than the differences set forth below.

         Voting Rights. Similar to the rights of the holders of Series A
         -------------
preferred stock, the holders of Series B preferred stock are entitled to a separate class vote on:

         . the authorization or issuance of any additional shares of stock or securities convertible into stock with rights, preferences or privileges that are superior to or on parity with the Series B preferred stock, other than issuances of Series A preferred stock pursuant to the exercise of outstanding options or warrants to purchase shares of Series A preferred stock;

         .    the issuance of additional shares of Series B preferred stock; and

         . the voluntary dissolution, liquidation or winding up of our company; and

         . any amendment to our amended and restated certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series B preferred stock.

         In addition to the other voting rights granted to holders of shares of Series A preferred stock, holders of Series B preferred stock will be entitled to a separate class vote on any redemptions of common stock or preferred stock other than: (i) redemptions approved by one director elected by the holders of the Series B preferred stock (even if more than one director elected by the holders of the Series B preferred stock is then serving on the board); or (ii) redemptions of common stock or preferred stock from employees or former employees representing, in the aggregate, during any 12-month period in which such redemptions occur, not more than 1.0% of our outstanding common stock on a fully diluted basis.

         Further, any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control requires the approval of 75.0% of the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, or a majority of each, voting as separate classes.

         Liquidation Rights. In the event of any dissolution, liquidation or
         ------------------
winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of any other class or series of our capital stock, the holders of shares of Series B preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had such holder's Series B preferred stock been converted into common stock immediately before the liquidation event.

         If the distributable assets would be insufficient to pay cash in an amount equal to the full Series B preferred stock liquidation distribution, then such assets or the proceeds of such assets will be distributed among the holders of Series B preferred stock ratably on a per share basis.

         Dividends. The holders of our Series B preferred stock and
         ---------
simultaneously with the holders of our Series A preferred stock and Series C preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series A preferred stock while there is any arrearage in the payment of dividends.

         Conversion Into Common Stock. The Series B preferred stock is
         ----------------------------
convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series B preferred stock held. The conversion rate is the quotient obtained by dividing the Series B preferred stock issue price by the conversion price. The Series B preferred stock issue price is $4.75, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series B preferred stock. The conversion price is currently $3.1954, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price for the Series B preferred stock then in effect. As a result, each share of Series B preferred stock is currently convertible into 1.4865 shares of our common stock. The shares of Series B preferred stock will automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified public offering of common stock, as described above.

         Board Seats. The holders of Series B preferred stock, voting together
         -----------
as a separate class, have the right to elect two directors to our board of directors.

Series C Preferred Stock
------------------------

         The Series C preferred stock has substantially the same rights, restrictions, preferences and designations as our Series B preferred stock, other than the differences set forth below.

         Voting Rights. Similar to the rights of the holders of Series B
         -------------
preferred stock, the holders of our Series C preferred stock are entitled to a separate class vote on:

         . the authorization or issuance of any additional shares of stock or securities convertible into stock with rights, preferences or privileges that are superior to or on parity with the Series C preferred stock other than issuances of Series A preferred stock pursuant to the exercise of outstanding options or warrants to purchase shares of Series A preferred stock;

         . the issuance of shares of Series C preferred stock in addition to the 60,000,000 shares currently authorized;

         . the voluntary dissolution, liquidation or winding up of our company; and

         . any amendment to our amended and restated certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series C preferred stock.

         In addition to the other voting rights granted to holders of shares of Series A preferred stock and similar the holders of the Series B preferred stock, holders of Series C preferred stock will be entitled to a separate class vote on redemptions of our common stock or preferred stock except for (i) redemptions approved by one director elected by the holders of the Series B preferred stock (even if more than one director elected by the holders of the Series B preferred stock is then serving on the board); and (ii) redemptions from employees or former employees representing, in the aggregate, during any 12-month period in which such redemption or redemptions occur, not more than 1.0% of our outstanding common stock on a fully diluted basis.

         Further, any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control requires the approval of 75.0% of the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, or a majority of each, voting as separate classes.

         Unlike the holders of our Series B preferred stock, the holders of our Series C preferred stock do not have the right to elect any directors to our board of directors voting as a separate class.

         Liquidation Rights. In the event of any dissolution, liquidation or
         ------------------
winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of any other class or series of our capital stock, the holders of shares of Series C preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $3.00 or the amount such holder would have received had such holder's Series C preferred stock been converted into common stock immediately before the liquidation event.

         If the distributable assets would be insufficient to pay cash in an amount equal to the full Series C preferred stock liquidation distribution, then such assets or the proceeds of such assets will be distributed among the holders of Series C preferred stock ratably on a per share basis.

         Dividends. The holders of our Series C preferred stock and
         ---------
simultaneously with the holders of our Series A preferred stock and Series B preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series C preferred stock while there is any arrearage in the payment of dividends.

         Conversion Into Common Stock. The Series C preferred stock is
         ----------------------------
convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series C preferred stock held. The conversion rate is the quotient obtained by dividing the Series C preferred stock issue price by the conversion price. The Series C preferred stock issue price is $3.00, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series C preferred stock. The conversion price is also currently $3.00, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price for the Series C preferred stock then in effect. As a result, each share of Series C preferred stock is currently convertible into one share of our common stock. The shares of Series C preferred stock will automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified public offering of common stock, as described above.

Authorized Preferred Stock
--------------------------

         Our amended and restated certificate of incorporation also authorizes our board of directors to issue, from time to time and without further stockholder action, except as required by applicable law, one or more series of preferred stock, including our Series A preferred stock, Series B preferred stock and our Series C preferred stock. Our board of directors may fix the relative rights and preferences of the preferred shares, including voting powers, dividend rights, liquidation preferences, redemption rights, conversion privileges and other rights. We may issue up to 37,819,869 shares of such undesignated preferred. The issuance of additional preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. Preferred stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of common stock and existing series of preferred stock, and could discourage attempts to obtain control of our company.

Common Stock
------------

           Voting Rights. Each holder of common stock is entitled to attend all
           -------------
special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Holders of common stock are entitled to one vote per share and vote as a single class.

           Liquidation Rights. In the event of any dissolution, liquidation or
           ------------------
winding up of our company, whether voluntary or involuntary, subject to the provisions of our preferred stock, holders of common stock are entitled to participate ratably on a per-share basis in all distributions to the holders of our common stock.

           Dividends. Dividends and distributions may be paid on the common
           ---------
stock in cash, property or securities, and the holders of our common stock will be entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of our common stock to receive dividends and distributions are subject to any provisions of any of our preferred stock outstanding.

           Redemption. All outstanding shares of our common stock are subject to
           ----------
redemption if our board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a material license or franchise held by us or any of our subsidiaries and used to conduct our business.

Certain Charter Provisions
--------------------------

           Certain provisions of our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

           As discussed above, we may issue 37,819,869 shares of undesignated preferred stock, although the approval of the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock may be required depending on the terms of the preferred stock. Under certain circumstances, the issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our stock.

           The provisions of our amended and restated certificate of incorporation and our bylaws may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. For example, our board is divided into three classes which serve staggered three-year terms. Certain of these provisions may, however, discourage our future acquisition in a transaction not approved by our board of directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock.

Item 12. Indemnification of Directors and Officers.

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware corporation law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Our amended and restated certificate of incorporation and our bylaws contain provisions that require the indemnification of our directors and officers to the fullest extent permitted by the DGCL and permit the indemnification of our employees and agents to the same extent as our officers and directors.

Item 13. Financial Statements and Supplementary Data.

         The information required by this item is contained in Item 8 of Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and such item is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         None.

Item 15. Financial Statements and Exhibits.

         (a) The following Consolidated Financial Statements and supplemental schedules of the Company and independent auditor's reports are included in Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated by reference herein:

         Report of Independent Public Accountants.

         Consolidated Balance Sheets as of December 31, 2000 and 2001.

         Consolidated Statements of Operations for the Years Ended December 31, 1999, 2000 and 2001.

         Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 2000 and 2001.

         Consolidated Statements of Stockholders' Equity and Comprehensive Loss for the Years Ended December 31, 1999, 2000 and 2001.

         Notes to Consolidated Financial Statements.

         Independent Auditor's Report on the Financial Statement Schedules.

         Schedule II--Valuation and Qualifying Accounts.

         All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission either have been included in the Consolidated Financial Statements of the Company or the notes thereto, are not required under the related instructions or are inapplicable, and therefore have been omitted.

         (b) Exhibits

 Exhibit
   No.                           Exhibit Description
3.1 Amended and Restated Certificate of Incorporation of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knology Inc.'s Current Report on Form 8-K filed on January 26, 2001).

3.1.1 Amendment to Amended and Restated Certificate of Incorporation of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1.1 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

3.1.2 Amendment to Amended and Restated Certificate of Incorporation of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1.2 to Knology Inc.'s Annual Report on

Exhibit
   No.                           Exhibit Description
          Form 10-K for the year ended December 31, 2001).

3.2       Bylaws of Knology, Inc. (Incorporated herein by reference to Exhibit
          3.2 to Knology Inc. Registration Statement on Form S-1 (File No. 333-89179)).

4.1 Indenture dated as of October 22, 1997 between Knology Holdings, Inc. and United States Trust Company of New York, as Trustee, relating to the 11 7/8% Senior Discount Notes Due 2007 of Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 4.1 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

4.2       Form of Senior Discount Note (contained in Exhibit 4.1).

4.3       Form of Exchange Note (contained in Exhibit 4.1).

10.1 Stockholders Agreement dated February 7, 2000 among Knology, Inc., certain holders of the Series A preferred stock, the holders of Series B Preferred stock, certain management holders and certain additional stockholders (Incorporated herein by reference to Exhibit 10.84 to Knology, Inc.'s Post-Effective Amendment No. 2 to Form S-1 (File No. 333-89179)).

10.1.1 Amendment No. 1 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, dated as of January 12, 2001, by and among Knology, Inc. and the other signatories thereto (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.'s Current Report on Form 8-K filed January 26, 2001).

10.1.2 Joinder Agreement, dated as of January 12, 2001, by and among Knology, Inc. and the stockholders thereof who are signatories thereto (Incorporated herein by reference to Exhibit 10.3 to Knology, Inc.'s Current Report on Form 8-K filed January 26, 2001).

10.2 Lease Agreement dated April 15, 1996 by and between D.L. Jordan and American Cable Company, Inc. (Incorporated herein by reference to
          Exhibit 10.5 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.3 Pole Attachment Agreement dated January 1, 1998 by and between Gulf Power Company and Beach Cable, Inc. (Incorporated herein by reference to Exhibit 10.7 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.4 Telecommunications Facility Lease and Capacity Agreement, dated September 10, 1996, by and between Troup EMC Communications, Inc. and Cybernet Holding, Inc. (Incorporated herein by reference to Exhibit
          10.16 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

Exhibit
   No.                           Exhibit Description
10.5 Master Pole Attachment Agreement dated January 12, 1998 by and between South Carolina Electric and Gas and Knology Holdings, Inc. d/b/a/ Knology of Charleston (Incorporated herein by reference to Exhibit
          10.17 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.6 Lease Agreement, dated December 5, 1997 by and between The Hilton Company and Knology of Panama City, Inc. (Incorporated herein by reference to Exhibit 10.25 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.7 Certificate of Membership with National Cable Television Cooperative, dated January 29, 1996, of Cybernet Holding, Inc. (Incorporated herein by reference to Exhibit 10.34 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.8 Ordinance No. 99-16 effective March 16, 1999 between Columbus consolidated Government and Knology of Columbus Inc. (Incorporated herein by reference to Exhibit 10.18 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.9 Ordinance No. 16-90 (Montgomery, Alabama) dated March 6, 1990 (Incorporated herein by reference to Exhibit 10.44 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.10 Ordinance No. 50-76 (Montgomery, Alabama) (Incorporated herein by reference to Exhibit 10.45 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.11 Ordinance No. 9-90 (Montgomery, Alabama) dated January 16, 1990 (Incorporated herein by reference to Exhibit 10.45.1 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.12 Resolution No. 58-95 (Montgomery, Alabama) dated April 6, 1995 (Incorporated herein by reference to Exhibit 10.46 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.13 Resolution No. 97-22 (Panama City Beach, Florida) dated December 3, 1997 (Incorporated herein by reference to Exhibit 10.49 to Knology Holdings, Inc.'s Registration Statement on Form S-4 (File No. 333-43339)).

10.14 Ordinance No. 5999 (Augusta, Georgia) dated January 20, 1998 (Incorporated herein by reference to Exhibit 10.53 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).

10.15     Ordinance No. 1723 (Panama City, Florida) dated March 10, 1998
          (Incorporated

Exhibt
 No.                                 Exhibit Description
               herein by reference to Exhibit 10.54 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).

10.16 Franchise Agreement (Charleston County, South Carolina) dated December 15, 1998 (Incorporated herein by reference to Exhibit
               10.31 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.17 Ordinance No. 1998-47 (North Charleston, South Carolina) dated May 28, 1998 (Incorporated herein by reference to Exhibit 10.32 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.18 Ordinance No. 1998-77 (Charleston, South Carolina) dated April 28, 1998 (Incorporated herein by reference to Exhibit 10.33 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.19 Ordinance No. 98-5 (Columbia County, Georgia) dated August 18, 1998 (Incorporated herein by reference to Exhibit 10.34 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.20 Network Access Agreement dated July 1, 1998 between SCANA Communications, Inc., f/k/a MPX Systems, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.36 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.21 Master Agreement for Internet Access Services dated January 2, 2002, by and between ITCDeltaCom, Inc. and Knology, Inc. (Incorporated herein by reference to Exhibit 10.21 to Knology Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2001).

10.22 Collocation Agreement for Multiple Sites dated on or about June 1998 between Interstate FiberNet, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.38 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.23 Lease Agreement dated October 12, 1998 between Southern Company Services, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.39 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.24 Facilities Transfer Agreement dated February 11, 1998 between South Carolina Electric and Gas Company and Knology Holdings, Inc., d/b/a Knology of Charleston (Incorporated herein by reference to Exhibit 10.40 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

Exhibt
 No.                                 Exhibit Description
10.25 License Agreement dated March 3, 1998 between BellSouth Telecommunications, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.41 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.26 Pole Attachment Agreement dated February 18, 1998 between Knology Holdings, Inc. and Georgia Power Company (Incorporated herein by reference to Exhibit 10.44 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.27 Assignment Agreement dated March 4, 1998 between Gulf Power Company and Knology of Panama City, Inc. (Incorporated herein by reference to Exhibit 10.46 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.28 Interconnection Agreement, effective September 9, 2000 among BellSouth Telecommunications, Inc., Knology of Alabama, Inc., Knology of Florida, Inc., Knology of Georgia, Inc., Knology of Kentucky, Inc., Knology of North Carolina, Inc., Knology of South Carolina, Inc., and Knology of Tennessee, Inc. (Incorporated herein by reference to Exhibit 10.28 to Knology, Inc.'s Annual Report on Form 10K for the year ended December 31, 2000).

10.29 Carrier Services Agreement dated July 16, 2001 between Business Telecom, Inc. and Knology, Inc. (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.30 Reseller Services Agreement dated September 9, 1998 between Business Telecom, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.51 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.31 Private Line Services Agreement dated September 10, 1998 between BTI Communications Corporation and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.52 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.32 Credit Facility Agreement between First Union National Bank, First Union Capital Markets Corp. and Knology Holdings, Inc. dated December 22, 1998 (Incorporated herein by reference to Exhibit 10.53 to Knology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998).

10.32.1 First Amendment to Credit Facility Agreement, dated as of July 8, 1999 (Incorporated herein by reference to Exhibit 10.4.1 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

Exhibt
 No.                                 Exhibit Description
10.32.2 Second Amendment to Credit Facility Agreement, dated as of November 24, 1999 (Incorporated herein by reference to Exhibit
               10.4.2 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

10.32.3 Third Amendment to Credit Facility Agreement, dated as of March 31, 2000 (Incorporated herein by reference to Exhibit 10.4.3 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

10.32.4 Fourth Amendment to Credit Facility Agreement, dated as of September 30, 2000 (Incorporated herein by reference to Exhibit
               10.4.4 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

10.32.5 Fifth Amendment to Credit Facility Agreement, dated as of March 31, 2001 (Incorporated herein by reference to Exhibit 10.4.5 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

10.32.6 Sixth Amendment to Credit Facility Agreement, dated as of November 7, 2001 (Incorporated herein by reference to Exhibit
               10.3.1 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.32.7 Seventh Amendment to Credit Facility Agreement, dated as of January 7, 2002 (Incorporated herein by reference to Exhibit
               10.32.7 to Knology Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).

10.33          Tax Separation Agreement between ITC Holding and Knology, Inc.
               (Incorporated herein by reference for Exhibit 10.59 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.34 Right of First Refusal and Option Agreement, dated November 19, 1999 by and between Knology of Columbus, Inc. and ITC Service Company, Inc. (Incorporated herein by reference to Exhibit 10.60 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.35          Services Agreement dated November 2, 1999 between Knology, Inc.
               and ITC Service Company, Inc. (Incorporated herein by reference to Exhibit 10.61 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.36 Support Agreement, dated November 2, 1999 between Interstate Telephone Company, Inc. and ITC Service Company, Inc. (Incorporated herein by reference to Exhibit 10.62 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.37 1995 Knology Holdings, Inc. Stock Option Plan, assumed by Knology, Inc. as of November 23, 1999 (Incorporated herein by reference to Exhibit 10.63 to Knology,

Exhibit
 No.                              Exhibit Description
               Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.38 Knology, Inc. Long Term Incentive Plan (Incorporated herein by reference to Exhibit 10.64 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.39 Warrant Agreement, dated as of December 3, 1999, between Knology, Inc. and United States Trust Company of New York (including form of Warrant Certificate) (Incorporated herein by reference to
               Exhibit 10.65 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.40 Warrant Registration Rights Agreement, dated as of December 3, 1999, between Knology, Inc. and United States Trust Company of New York (Incorporated herein by reference to Exhibit 10.66 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.41          Knology, Inc. Spin-Off Plan (Incorporated herein by reference to
               Exhibit 10.71 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.42          Residual Note from Knology, Inc. to ITC Holding Company, Inc.
               (Incorporated herein by reference to Exhibit 10.74 to Knology, Inc.'s Registration Statement on Form S-1 (File No. 333-89179)).

10.46 Joint Ownership Agreement dated as of December 8, 1998, among ITC Service Company, Powertel, Inc., ITCDeltaCom Communications, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.48 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.47 On/Line Operating and License Agreement dated March 18, 1998 between Knology Holdings, Inc. and CableData, Inc. (Incorporated herein by reference to Exhibit 10.49 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.48 Dedicated Capacity Agreement between DeltaCom and Knology Holdings, Inc. dated August 22, 1997. (Incorporated herein by reference to Exhibit 10.50 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.49 Agreement for Telecommunications Services dated April 28, 1999 between ITCDeltaCom Communications, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.51 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.50 Amendment to Master Capacity Lease dated November 1, 1999 between Interstate Fibernet, Inc. and Knology Holdings, Inc. (Incorporated herein by reference to Exhibit 10.52 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December

Exhibit
 No.                              Exhibit Description
               31, 1999).

10.51 Duct Sharing Agreement dated July 27, 1999 between Knology Holdings, Inc. and Interstate Fiber Network. (Incorporated herein by reference to Exhibit 10.53 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.52 Assumption of Lease Agreement dated November 9, 1999 between Knology Holdings, Inc. ITC Holding Company, Inc. and J. Smith Lanier II. (Incorporated herein by reference to Exhibit 10.54 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.52.1 Assumption of Lease Agreement dated November 9, 1999 among Knology Holdings, Inc. ITC Holding Company, Inc. and Midtown Realty, Inc. (Incorporated herein by reference to Exhibit 10.55 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999).

10.53 Contract for Centrex Switching Services dated January 4, 1999 between Interstate Telephone Company and InterCall, Inc. (Incorporated herein by reference to Exhibit 10.56 to Knology, Inc.'s Annual Report on Form 10-K for the year ended December 31,
               1999).

10.54 Series C Preferred Stock Purchase Agreement, dated as of January 12, 2001, by and among Knology, Inc. and each of those persons and entities whose names are set forth on Exhibit A thereto (Incorporated herein by reference to Exhibit 10.1 to Knology, Inc.'s Current Report on Form 8-K filed January 26, 2001).

10.55 Master Loan Agreement, dated as of June 29, 2001, by and between CoBank, ACB and Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (Incorporated herein by reference to Exhibit 10.1 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.1 First Supplement to the Master Loan Agreement, dated as of June 29, 2001, by and between CoBank, ACB and Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (Incorporated herein by reference to Exhibit
               10.1.1 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.2 Promissory Note, dated June 29, 2001, made by Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. in favor of CoBank, ACB (Incorporated herein by reference to Exhibit 10.1.2 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.3 Stock Pledge Agreement, dated as of June 29, 2001, by and between Globe Telecommunications, Inc. and CoBank, ACB (Incorporated herein by reference to

Exhibit
 No.                              Exhibit Description
               Exhibit 10.1.3 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.4 Security Agreement, dated as of June 29, 2001, made by Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. in favor of CoBank, ACB (Incorporated herein by reference to Exhibit 10.1.4 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.5 Security Agreement, dated as of June 29, 2001, made by ITC Globe, Inc. in favor of CoBank, ACB (Incorporated herein by reference to Exhibit 10.1.5 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.6        Continuing Guaranty, dated as of June 29, 2001 by ITC Globe, Inc.
               for the benefit of CoBank, ACB (Incorporated herein by reference to Exhibit 10.1.6 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.55.7 Stock Pledge Agreement, dated as of June 29, 2001, by and between Knology, Inc. and CoBank, ACB (Incorporated herein by reference to Exhibit 10.1.7 to Knology, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.56 Subordinated Intercompany Credit Agreement Promissory Note, dated January 1, 2002 made by Knology Broadband, Inc. in favor of Knology, Inc. (Incorporated herein by reference to Exhibit 10.56 to Knology Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).

10.56.1 Intercompany Loan Guarantee, dated as of January 1, 2002, executed by Knology of Columbus, Inc., Knology of Montgomery, Inc., Knology of Panama City, Inc., Knology of Augusta, Inc., Knology of Charleston, Inc., Knology of South Carolina, Inc., Knology of Alabama, Inc., and Knology of Florida, Inc., Knology of Huntsville, Inc., and Knology Broadband, Inc., as Guarantors in favor of Knology, Inc. (Incorporated herein by reference to Exhibit 10.56.1 to Knology Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).

10.56.2 Security Agreement, dated as of January 1, 2002, made by Knology Broadband, Inc., and certain undersigned Subsidiaries of Knology Broadband, Inc. in favor of Knology, Inc. (Incorporated herein by reference to Exhibit 10.56.2 to Knology Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).

10.56.3 Pledge Agreement, dated as of January 1, 2002, made by Knology Broadband, Inc., in favor of Knology, Inc. (Incorporated herein by reference to Exhibit 10.56.3 to Knology Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001).

21.1 Subsidiaries of Knology, Inc. (Incorporated herein by reference to Exhibit 21.1 to Knology Inc.'s Annual Report on Form 10-K/A for the year ended December 31,

Exhibit
 No.                              Exhibit Description
               2001).

99.1 Knology Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    KNOLOGY, INC.

                                    By: /s/ Chad S. Wachter
                                        ----------------------------------------
                                    Name:  Chad S. Wachter
                                    Title: Vice President, General Counsel and
                                             Secretary

Dated: April 30, 2002